Exhibit 99.1

Investor and Media Contact:
Stacie D. Byars
Director, Communications
Targeted Genetics Corporation
(206) 521-7392

TARGETED GENETICS PRESENTS ENCOURAGING INTERIM DATA
FROM AN ONGOING PHASE I/II TRIAL OF tgAAC94 IN PATIENTS WITH INFLAMMATORY ARTHRITIS
-Preliminary data show positive trends toward sustained improvement in signs and symptoms of disease -

Seattle, WA and Baltimore, MD - June 1, 2006 - Targeted Genetics Corporation (Nasdaq: TGEND) will present interim data from its ongoing Phase I/II trial of tgAAC94 in patients with inflammatory arthritis today at the American Society of Gene Therapy (ASGT) 2006 Annual Meeting.  Pervin Anklesaria, Ph.D., Vice President, Therapeutic Development at Targeted Genetics, will present highlights of initial data from the ongoing Phase I/II and a summary of the recently completed Phase I clinical trials of tgAAC94.  The data will be presented in an oral presentation, titled “Clinical Development of an AAV Vector Expressing the TNF Receptor: Fc Fusion Gene in Inflammatory Arthritis,” as part of a workshop on musculoskeletal gene expression and Immunology of musculoskeletal gene therapy. The Company will hold a conference call with investors and analysts at 4:30 PM Eastern Time today. The call will be broadcast live and can be accessed, along with replay information, at www.targetedgenetics.com.

tgAAC94 utilizes an adeno-associated virus (AAV) vector to deliver the gene encoding a soluble form of the receptor for tumor necrosis factor-alpha (TNFR:Fc) directly to affected joints. TNFR:Fc protein is a potent inhibitor of tumor necrosis factor alpha (TNF-alpha), a key mediator of inflammation.

In the ongoing Phase I/II study, approximately 120 adults are being randomized into three dose groups to receive a single intra-articular injection of either tgAAC94 or placebo, followed by an open-label injection of tgAAC94 after 12 to 30 weeks, depending on when swelling in the target joint meets criteria for re-injection. Entry criteria for this study are similar to that of the Phase I trial, except that concurrent TNF-alpha antagonist use is permitted in the Phase I/II trial. To date, approximately 40 subjects have received an injection of blinded study drug or placebo.

Preliminary data indicate tgAAC94 is safe and well-tolerated at doses of up to 5x10(12) particles (DRP) /mL in subjects with and without systemic TNF-alpha antagonists. Data from the first cohort of subjects treated with doses of 1x10(11) (DRP)/mL of joint volume demonstrate a trend toward sustained improvement in tenderness and swelling in treated joints, compared to placebo. Additionally, fewer patients receiving tgAAC94 had symptoms requiring re-injection at the 12-week time point, compared with patients in the placebo arm. Although the numbers are small, the data also suggest a trend toward greater responses to tgAAC94 in patients taking systemic TNF-alpha antagonist therapy compared with patients not on these therapies. Additional details of the trial design and data from this Phase I/II trial will be presented on Sunday in a separate session at the ASGT meeting (abstract #1092).

"tgAAC94 represents a promising new approach in treating inflammatory arthritis and we are very encouraged by the data thus far from this Phase I/II study in patients with inflammatory arthritis,” said Philip Mease, M.D., Chief, Rheumatology Clinical Research Division of Swedish Hospital Medical Center, Head of Seattle Rheumatology Associates, and a lead investigator in this clinical trial. “We have observed very favorable safety and toxicity profiles at the first two dose levels and have seen trends toward improvement. The data suggest that a single, intra-articular injection of tgAAC94 resulted in measurable and sustained reductions in pain and swelling. Given the number of inflammatory arthritis patients who still experience unresolved symptoms despite treatment with systemic TNF-alpha antagonist therapy, there is a compelling need to explore additional approaches to treatment, and we believe that tgAAC94 may have significant potential in improving the long-term management of this disease.”

H. Stewart Parker, president and chief executive officer of Targeted Genetics added: “We are encouraged by this interim data and believe that Targeted Genetics’ unique approach for localized delivery of a protein therapeutic may provide patients suffering with inflammatory arthritis additional treatment options as part of their disease management regimens. Importantly, this data helps us to further understand the potential of this lead product opportunity, in particular as we seek additional product opportunities in therapeutic areas of interest that are complementary to our program in inflammatory arthritis and as we pursue ways to further leverage our investment in AAV manufacturing and scale up, through strategic collaborations.”

Dr. Anklesaria will also present the data from a completed Phase I trial of tgAAC94. As previously reported, the safety of intra-articular administration of tgAAC94 in inflammatory arthritis was first evaluated in a Phase I study in patients not on TNF-alpha antagonists and with persistent moderate or severe inflammation in a target joint due to inflammatory arthritis.  Fifteen patients (14 with rheumatoid arthritis and 1 with ankylosing spondylitis) received a single intra-articular injection of either tgAAC94 or placebo in two escalating dose cohorts and were followed for 24 weeks.  A trend in sustained improvement in a composite tenderness and swelling score was noted in all treatment groups, particularly among subjects who received the higher dose of tgAAC94.  Some improvement was noted in mean tenderness and swelling scores in subjects receiving placebo, although the study was not powered to interpret this statistically.

Conference call and Webcast information
The company will host a conference call providing an update on the development progress of the Company's lead clinical program in inflammatory today beginning at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. You may access the live webcast via the homepage of the Company’s website at www.targetedgenetics.com or via telephone at 800.240.5318 (domestic) or 303.262.2138 (international).

About tgAAC94
tgAAC94 is being developed as a potential supplement to systemic anti-TNF-alpha protein therapy for use in patients with inflammatory arthritis who have one or more joints that do not respond to systemic protein therapy. The product candidate uses Targeted Genetics’ recombinant AAV (rAAV) vector technology to deliver a DNA sequence that encodes a soluble form of the TNF-alpha receptor (TNFR:Fc). Soluble TNFR inhibits the immune stimulating activity of TNF-alpha. Direct injection of tgAAC94 into affected joints leads to the localized production of soluble TNFR within joint cells, reducing the activity of TNF-alpha within the joint and, potentially, leading to a decrease in the signs and symptoms of inflammatory disease and inhibition of joint destruction. The Company’s rAAV technology platform is used to deliver genes and is based on AAV, a naturally occurring virus that has not been associated with any disease in humans.

About Targeted Genetics
Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative, targeted molecular therapies for the prevention and treatment of inflammatory arthritis, HIV/AIDS and other acquired and inherited diseases with significant unmet medical need. Targeted Genetics uses its considerable knowledge and capabilities in the development and manufacturing of gene delivery technologies to advance a diverse product development pipeline. Its product development efforts target inflammatory arthritis, HIV/AIDS, congestive heart failure, Huntington’s disease, and hyperlipidemia. To learn more about Targeted Genetics, visit its website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the data to be collected in this trial, the establishment or determination of efficacy endpoints from the data collected in the trial, the timely and complete accrual of patients in the trial and our ability to commercialize tgAAC94, our expected use of these proceeds and other statements about our plans, objectives, intentions and expectations. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect our actual results include, but are not limited to, our ability to obtain, maintain and protect our intellectual property, our ability to raise capital when needed, our ability to recruit and enroll suitable trial participants, the timing, nature and results of research and clinical trials, potential development of alternative technologies or more effective processes by competitors, and, our ability to obtain and maintain regulatory or institutional approvals, as well as other risk factors described in described in Item 1A. Risk Factors in our report on Form 10-K for the year ended December 31, 2005 and updated in Item 1A. Risk Factors in our Form 10-Q for the quarter ended March 31, 2006. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. We undertake no duty to publicly announce or report revisions to these statements as new information becomes available that may change our expectations.
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